Exhibit 5.1

February    , 2005

ORBIMAGE Inc.
21700 Atlantic Boulevard
Dulles, VA 20166

Re:	Registration Statement No. ; 3,258,406 Investment Units, each consisting of one share of common stock par value $0.01 per share and one warrant to purchase one share of common stock

Ladies and Gentlemen:

     We have acted as special counsel to ORBIMAGE Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to of 3,258,406 investment units (the “Investment Units”), each consisting of one share of common stock, par value $0.01 per share (the “Common Stock”), and one warrant (the “Warrants”) to purchase one share of Common Stock, pursuant to a registration statement on Form S—1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February      , 2005 (File No.      ), as may be amended (the “Registration Statement”), and a prospectus dated                     , 2005 (the “Prospectus”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Investment Units, the Common Stock, the Warrants and the Common Stock issuable upon conversion of the Warrants.

     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (a) assumed that proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the Investment Units will be timely completed in the manner proposed, and (b) relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such factual matters.

     We are opining herein only as to the validity of the Common Stock and the Warrants only under the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

February __, 2005

     Subject to the foregoing, it is our opinion that as of the date hereof the Investment Units, the Common Stock, the Warrants and the Common Stock issuable upon conversion of the Warrants have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,